EXHIBIT 21
SUBSIDIARIES
The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of June 30, 2006. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York	New York
Wm. R. Hubbell Steel Corporation	Illinois
Gibraltar of Nevada, Inc.	Nevada
Southeastern Metals Manufacturing Company, Inc.	Florida
United Steel Products Company	Minnesota
Gibraltar of Michigan, Inc.	Michigan
Gibraltar of Indiana, Inc.	Michigan
K & W Metal Fabricators, LLC	Colorado
HT Liquidating Corp.	Delaware
BC Liquidating Corp.	Michigan
Gibraltar of Ohio, Inc.	Delaware
Gibraltar of Illinois, Inc.	Illinois
Gibraltar of Pennsylvania	Pennsylvania
GSC Flight Services Corp.	New York
GIT Limited	New York
Gibraltar International, Inc.	Delaware
3073819 Nova Scotia Company	Nova Scotia, Canada
Gibraltar Pacific, Inc.	Mauritius
SCM Metal Products (Suzhou) Co., Ltd.	China
Solar of Michigan, Inc.	Delaware
Construction Metals, LLC	California
Air Vent Inc.	Delaware
GSCNY Corp.	Delaware
Former Heat Treat Liquidation Corp.	Delaware
Former Leasing Liquidation LLC	Delaware
SCM Metal Products, Inc.	Delaware
Renown Specialties Company, Ltd.	Ontario, Canada
Alabama Metal Industries Corporation	Delaware
Diamond Perforated Metals, Inc.	California
Seasafe, Inc.	Louisiana
AMICO Canada, Inc.	Canada
International Grating, Inc.	Texas
Gator Grate, Inc.	Louisiana
Gibraltar Strip Steel, Inc.	Delaware
Cleveland Pickling, Inc.	Delaware
Solar Group, Inc.	Delaware
Appleton Supply Co., Inc.	Delaware